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Exhibit 10.20

SUPPLEMENTAL
BENEFITS
PLAN

TABLE OF CONTENTS

INTRODUCTION	1
SURVIVOR BENEFITS	2
POST-TERMINATION BENEFITS	4
SEVERANCE BENEFITS	7
GLOSSARY	8
ERISA INFORMATION	11
ADMINISTRATIVE INFORMATION	12
APPENDIX	13

i

INTRODUCTION

        The Community Health Systems, Inc. Supplemental Benefits Plan ("SBP" or the "Plan") was designed to provide competitive supplemental benefits for management employees. You become eligible for Plan benefits when you enter an eligible category, or on the date of acquisition of your facility by Community Health Systems, Inc. ("CHS") if you are in an eligible category ("Eligibility Date"). This booklet describes the provisions of each of the Plan components:

  •
  Survivor Benefits

  •
  Supplemental Survivor Accumulation Plan ("SSAP")

  •
  Severance Plan

        All benefits under the Plan are calculated using annual base salary unless stated otherwise.

BENEFIT CATEGORIES

        Plan benefits categories are based upon your position with the Company. The following benefit categories are referenced throughout this booklet:

Executive	Corporate Vice President and above
Group 1	Corporate Assistant Vice Presidents Corporate Management Grades 7-9 Facility Executive Director
Group 2	Corporate Management Grades 4-6 Facility Assistant Executive Director Facility Controller Facility Director of Nursing

        Category determination is the exclusive right of the Plan Sponsor.

PLAN YEAR

        The Plan year for the Supplemental Benefits Plan is January 1 to December 3l.

ENROLLMENT AND EFFECTIVE DATES

        Although you are immediately eligible for Plan Severance Benefits on your Eligibility Date, there are only two annual entry dates for Survivor and Supplemental Survivor Accumulation Plan ("SSAP") Benefits—January 1 and July 1. The variable universal life insurance policy which funds the Survivor Benefits and the SSAP requires completion of enrollment and investment election forms. This process may take several weeks to complete. Therefore, the actual effective date of coverage of this policy ("SSAP Effective Date") is dependent upon when your account is officially established. You will receive confirmation of this directly from the Plan Administrator—TBG Financial.

CATEGORY OR BENEFIT CHANGE

        If you enter a different benefit category or receive an increase in your base salary of 25% or more any time before your next Plan anniversary date, your Survivor and SSAP Benefits will be increased on the next entry date (January 1 or July 1). As with newly eligible employees, changes in the Survivor Benefits and the Survivor Benefits/SSAP resulting from benefit category changes are not in effect until you receive confirmation of the change.

        If you are transferred to a position with CHS or a subsidiary that is not a position included within an eligible benefit category, your participation in all Plan components will terminate as of the date on which your transfer becomes effective. CHS will not make any additional contributions on your behalf after the date your transfer becomes effective. However, even after your participation in the Plan terminates, your ownership rights in the variable life insurance policy purchased in connection with your participation in the SSAP shall be determined under the terms of the Split Dollar Insurance Agreement and/or Death Benefit Only Agreement which you and CHS entered into in connection with your Plan participation. If this happens, TBG financial will contact you regarding your options.

SURVIVOR BENEFITS

        Survivor Benefits are life insurance proceeds intended to provide cash in the event of your death to:

  •
  Your loved ones who survive you and depend on you as a financial provider

  •
  Your estate to pay taxes and other settlement expenses

  •
  Those individuals, charities, and/or other organizations you would like to assist financially

        These Survivor Benefits are provided through group insurance or a combination of group insurance and individual permanent insurance (which may continue after you terminate employment) and death benefits paid directly by CHSI.

SUPPLEMENTAL SURVIVOR INSURANCE

        Amount of Benefit.    Simultaneous with your SSAP Effective Date, your group term life insurance and Accidental Death and Disability ("AD&D") benefits will each be fixed at $50,000 (from your plan Eligibility Date until your SSAP Effective Date your group coverage will be the same amount as the SBP Survivor Benefits). Plan Survivor Benefits are provided in addition the group term coverage (which will now be fixed at $50,000) through the use of a variable universal life insurance policy. The benefit amount is based on Plan entry salary and benefit category:

Executive	4X Base Salary
Group 1	3X Base Salary
Group 2	2X Base Salary

        The variable universal life policy amount will remain at the multiple of your Plan entry base salary unless you enter a different benefit category or receive an increase in your base salary of 25% or more during a Plan year. Otherwise, policies are reviewed every five years for funding adequacy.

        Split Dollar Benefit.    An additional death benefit may be paid by CHS under the Split Dollar Agreement, depending upon the cash value of the policy.

        Tax Status.    There is no taxable income to you for your $50,000 group term coverage. However, since the Plan's death benefits are paid in an income tax-free lump sum to your beneficiaries, as required by the IRS, you will have taxable income added to your W-2 each year for the imputed income value of the additional Plan death benefits. The Plan's Survivor Benefits are provided on a Split Dollar Insurance basis. By using Split Dollar, the lowest possible rates for valuing this benefit are used when calculating the amount to be added to your W-2. Split Dollar results in taxable income to you which is approximately 60% lower than the same benefit under group term life.

        Termination.    Upon termination of employment, the policy is portable. You may elect to continue this policy, although future premium payments may be required. The variable universal life contract used to fund this benefit is very adaptable and may be modified after you leave to change the amount of premium payments or the level of benefit provided.

        Accelerated Living Benefit.    The accelerated living benefit can provide funds from your Supplemental Survivor policy when you are terminally ill with less than six months to live. Accelerated living benefits may be taxable when received.

        Evidence of Insurability.    Up to $1,000,000 coverage is guaranteed regardless of your medical condition. This guarantee is contingent upon your ability to work and proof of full-time employment during the three months prior to your Plan entry date. If your amount of coverage exceeds the carrier's guaranteed issue, you may be required to provide pertinent details on your health or to have a physical examination by a healthcare professional selected by the insurance company. All examination results will be kept strictly confidential.

POST-TERMINATION BENEFITS

        Post-Termination Benefits are intended to provide cash or other benefits to you and your family. These benefits are designed to:

  •
  Provide a competitive level of employer-paid retirement benefits

  •
  Maximize economic return through use of all available tax advantages

  •
  Provide you with post-retirement survivor coverage

SUPPLEMENTAL SURVIVOR ACCUMULATION PLAN ("SSAP")

        Amount of Benefit.    The SSAP is funded through deposits to the variable universal life insurance policy which funds your Survivor Benefits. Each year, on the anniversary of your SSAP Effective Date (either January 1 or July 1), for so long as you are an active employee or until you reach age 65 (when contributions cease), CHS will make a deposit to your account bas d on your benefit category:

Executive	The target benefit, assuming a maximum 30 years of service with CHS, is equal to 50% of projected final average last five years cash compensation (base salary and target bonus) with CHS at age 65. This target benefit encompasses a combination of CHS paid sources:
— SSAP deposits
— CHS employer social security contributions
— 401(k) basic and matching contributions

A target cash value at age 65 (the lump sum required to produce an annuity equal to the target benefit) is then determined and a percentage of projected annual cash compensation is calculated to yield the target cash value. This percentage is used to determine the amount of the annual SSAP deposit.
Groups 1 and 2
The annual deposit is 3% of base salary. This percent was selected to provide a target benefit, assuming a maximum of 30 years of service with CHS, equal to 60% of projected final average last five years base salary. This target benefit is provided through a combination of CHS paid sources:
— SSAP deposits
— CHS employer social security contributions
— 401 (k) basic and matching contributions

        Type of Benefit.    This Plan is designed to be a welfare benefit plan for tax and ERISA purposes.

        Vesting.    You vest in the cash value (the value of the policy upon surrender) of your SSAP at a rate of 10% per year of service. For Plan purposes, years of service begin the later of the date CHS acquired your hospital or the date you entered an eligible position. In the event of your death, disability or retirement at age 65 from CHS, you automatically become 100% vested.

        Ownership.    You legally own all vested SSAP deposits and earnings, subject to the Substantial Risk of Forfeiture.

        Tax Status.    Your SSAP benefit is protected from taxation until termination of employment by a Substantial Risk of Forfeiture ("SRF") (see Appendix). Income taxes will be due upon a distribution of funds at termination of employment or at the end of the Substantial Risk of Forfeiture period, if applicable. Income taxes due may be paid using the policy's cash value. Tax liability upon death is governed by the provisions of the Split Dollar Agreement.

        Termination Value.    At termination of employment your policy is portable. The variable universal life policy used to fund this benefit is very adaptable and may be modified after you leave to change the amount of premium payments or the level of benefit provided. The amount and duration of the policy's post-termination values depend upon the amount of cash value in the policy when you terminate employment or, if applicable, when the Substantial Risk of Forfeiture ends (your vested percentage is frozen at the time of voluntary termination rather than when the SRF ends). The higher the investment return, the greater the value.

        Investment Choices.    You may direct the investment of the premium deposits among the portfolios within the insurance policy. The Prospectus which you will receive at the time of your enrollment in the Plan will describe your investment alternatives. You may move the money within the portfolios up to four times per year (except for transfers from the fixed fund which are restricted) without charge.

Distribution of Funds

  •
  Upon Disability (unable to perform the essential duties of your own occupation due to illness or injury), or Retirement.    If any of these events occur, CHS will release its interest in the policy and you will automatically become 100% vested. You may then elect any of the following:

  —
  Annuitize the cash value to provide retirement income

  —
  Withdraw the cash in a lump sum

  —
  Use the cash to provide paid-up life insurance protection

  —
  Combination of the above
  •
  Upon Death (Pre-Retirement).    Under the provisions of the Split Dollar Agreement, your beneficiary(ies) receive a tax-free death benefit equal to the amount of your Survivor Benefits (the multiple of your applicable annual salary as shown o page 3). CHS receives a tax-free death benefit equal to the cash value within the policy (you will be 100% vested) which is then paid out to your beneficiary(ies). This payment is a taxable event, resulting in a tax liability for the beneficiary(ies).

  •
  Upon Voluntary Termination (Pre-Retirement) or Involuntary Termination with Cause.    In the event of a voluntary termination or an involuntary termination with Cause, you will be entitled to the vested portion of the cash value of the policy. However, CHS will retain its interest in the policy for up to 24 months until you satisfy the SRF. Vesting is frozen o the termination date, and no funds may be withdrawn from the policy by either party during this time period. CHS has the option to choose which SRF requirement you must satisfy before the vested portion of your SSAP account will be released to you:

    —
    You will not work for a competitor in the same or similar job duties for a period of up to 24 months within the geographic area as described in the SRF, or

    —
    CHS may require you to consult for a period of time based upon the balance in your SSAP account, according to the formula in the SRF.

        At the end of the SRF period, CHS will release its interest in the policy and recover any non-vested cash. You may then elect any of the following:

    —
    Annuitize the cash value to provide retirement income

    —
    Withdraw the cash in a lump sum

    —
    Use the cash to provide paid-up life insurance protection

    —
    Combination of the above

  •
  Upon Involuntary Termination without Cause.    You will be entitled to the vested portion of the cash value of the policy upon involuntary termination without Cause. CHS will release its interest in the policy within 30 days of termination, and you will not be required to satisfy the SRF. You may then elect any of the following:

  —
  Annuitize the cash value to provide retirement income

  —
  Withdraw the cash in a lump sum

  —
  Use the cash to provide paid-up life insurance protection

  —
  Combination of the above

SEVERANCE BENEFITS

        The Severance Benefits below will be provided to you in the event you are terminated without Cause ("Ordinary Termination").

AMOUNT OF BENEFIT

        Severance Benefits are based upon your benefits category and the reason for the termination:*

Benefits Category	Ordinary Termination
President	24 months
Executive Vice President	18 months
Senior Vice President	15 months
Vice President	12 months
Assistant Vice Presidents	9 months
Group 1 (Corporate Grades 7-9)	6 months
Group 1 (Facility)	6 months
Group 2 (Corporate Grades 4-6)	3 months
Group 2 (Facility)	3 months

*
A lump sum benefit will be paid out within 30 days of termination.

        Basic and supplemental benefits (or their value if the benefit may not legally or contractually be continued post-termination) included in the severance payment are:

  •
  Base Salary

  •
  Medical/Dental Benefits under COBRA

  •
  Group Term Life Insurance

  •
  FICA tax (company portion)

        Employees who are subject to Ordinary Termination after enrollment in the Plan, but before completing 12 months of employment with CHS, will receive one-half of the Severance Benefits shown above.

CHANGE OF OWNERSHIP    (Key Hospital Managers only)

        Severance Benefits will not be payable if your employment with CHS ends due to the sale, lease or transfer of your facility and you are retained in the same or a comparable position by a successor employer for at least 90 days.

TAX STATUS

        The cost of these benefits is added to your W-2 as taxable income.

PAYMENT OF BENEFIT

        In order to receive your severance benefits, you will be required to release CHS from all claims relating to your employment (see Appendix for form of Release of Claims).

        * If any inconsistency exists between the provisions of an employment agreement and this document regarding post-termination benefits, the provisions of the employment agreement shall apply.

GLOSSARY

Cash Value.    The value of the SSAP policy upon surrender.

Cause.    The Company shall have Cause upon any or all of the following:

  1.
  Employee's gross neglect of duties, which gross neglect continues more than 30 days after receiving written notice from the Chief Executive Officer of the Company (the "CEO") or other appropriate officers of the actions or inactions constituting gross neglect.

  2.
  Employee's conviction of a felony.

  3.
  Employee's dishonesty, embezzlement, or fraud committed in connection with his or her employment with the Company resulting in substantial financial harm to the Company as determined by the CEO or other appropriate officers.

  4.
  The issuance of any final order for employee's removal as an employee of the Company by any state or federal regulatory agency.

  5.
  Employee's violation of the Non-Competitive Provisions (defined below), which continues for more than five days after the employee receives written notice from the CEO or other appropriate officers specifying those actions that constitute a violation of such provisions and what actions employee must take in order to cure such violation.

  6.
  Employee's material breach of any duty owed to the Company, including without limitation the duty of loyalty as determined solely by the CEO or other appropriate officers.

        Cause shall not include ordinary negligence or failure to act, whether due to an error in judgement or otherwise, if employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position.

Death Benefit Only Agreement.    Provides the Company with an unfunded obligation to pay the cash value of your policy to your beneficiary. This agreement also provides the Company with the right to recover any excess of the face value of the policy in excess of participant's salary multiple.

Group Insurance.    Refers to insurance plans written on groups of employees, typically for health, life, and disability protection.

Imputed Income.    The value ascribed by the Internal Revenue Service to certain employer-sponsored benefits, such as group term life insurance in excess of $50,000. The value is then reported as income on each individual's W-2 at the end of the year.

Key Hospital Manager.    A facility's Executive Director, Assistant Executive Director, Controller and Director of Nursing of their equivalent positions.

Non-Competition Provisions.    During the Employee's employment with the Company, employee shall not directly or indirectly own or accept employment with, consult with or maintain any interest in any healthcare provider organization, or otherwise act on behalf of any other enterprise whether in competition with the Company or not, except as approved in advance from time to time by the Company's CEO or other appropriate officers. Notwithstanding the preceding sentence, nothing shall prevent employee from owning stock in any corporation whose stock is listed on any nationally recognized stock exchange as long as employee owns less than 3% of the outstanding shares of any such corporation. In any event the Company's CEO or other appropriate officers have previously approved in advance to allow employee to accept employments with, consult with or maintain any interest in any healthcare provider organization, or otherwise act on behalf of another enterprise whether in competition with the Company or not and subsequently revoke such approval, the CEO or other appropriate officers shall give employee written notice of such revocation, in which event the employee shall have 30 days to cure such violation. The CEO or other appropriate officers approvals of any ownership position of employee in another enterprise shall not be revoked.

Ordinary Termination.    Involuntary termination without Cause.

Pre-Tax.    The deposit or deferral of cash compensation made before income taxes are paid. Pre-tax deferrals increase investment by an amount equivalent to an individual's income tax bracket.

SSAP.    Supplemental Survivor Accumulation Plan. See Post-Termination Benefits.

Split Dollar Agreement.    This agreement between the participant and CHS spells out the terms and conditions of your policy ownership including amount of death benefit, premium payments, vesting and policy cash values, the Company's right to recover a portion of the policy value for termination of employment, etc. This is also the vehicle by which the variable universal policy is actually purchased.

Salary.    Refers to annual base salary.

Split Dollar Insurance.     A method whereby two or more parties share in the ownership or value and death proceeds of an insurance policy. Provides more favorable tax treatment than other forms of insurance or ownership. See Survivor Benefits.

Substantial Risk of Forfeiture.    The possibility that a benefit may not be collected by an employee because of adverse cirumstances, typically the risks of cliff vesting and non-competition agreement. The risks preserve the tax-favored status of certain non-qualified benefits. See Post-Termination and Severance Benefits.

Survivor Benefits.    Life insurance which may or may not include cash value.

Tax-Sheltered.    Not subject to income taxes until constructively received at some later date.

Variable Universal Life Insurance.    Similar to a whole life insurance contract incorporating various investment portfolios and featuring adjustable premiums and death benefits. Also known as VAL or VUL. See Survivor and Post-Termination Benefits.

Vesting.    The amount of ownership an individual has in a benefit. Vesting determines how much of the benefit the employee is entitled to receive. See Post-Termination Benefits.

ERISA INFORMATION

YOUR RIGHTS UNDER ERISA

        As a participant in the Plan, you are entitled to certain rights and protection under federal law, as stated in the Employee Retirement Income Security Act of 1974 (ERISA). ERISA entitles you as a Plan participant to:

  •
  Examine all Plan documents without charge at the Plan Administrator's office, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

  •
  Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

  •
  Receive a summary of the Plan's annual financial report. The Plan Administrator is legally required to furnish each participant with a copy of this summary annual report.

OBLIGATION OF FIDUCIARIES

        In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan are called fiduciaries. They have a duty to operate the Plan prudently and in the interest of you and other Plan participants and beneficiaries. In carrying out their respective responsibilities under the Plan, the Plan Administrator and other fiduciaries shall have the discretionary authority to interpret the terms of the Plan and to determine eligibility for and entitlement to Plan benefits according to the terms of the Plan. Any interpretation or determination made within their discretionary authority shall be given full force and effect, unless it can be shown that the interpretation or determination was arbitrary and capricious.

PROVISIONS FOR LEGAL ACTION

        No one employed by Community Health Systems, Inc., a subsidiary or an affiliated group may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

        Under ERISA, there are steps you can take to enforce the above rights:

  •
  You have the right to request materials regarding the Plan. If you do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

  •
  If you have a benefit claim which is denied or ignored, in whole or in part, you may file suit in a state court.

  •
  If the Plan fiduciaries misuse the Plan money or if you are discriminated against for asserting your rights, you may se assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, (for example, if it finds your claim is frivolous).

FOR MORE INFORMATION

        If you have any questions about this Plan, contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, contact the nearest area office of the Labor-Management Services Administration, U.S. Department of Labor.

ADMINISTRATIVE INFORMATION

PLAN NAME

Community Health Systems, Inc. Supplemental Benefits Plan

PLAN SPONSOR

Community Health Systems, Inc.
PO. Box 217 (Zip 37024-0217)
155 Franklin Road, Suite 400
Brentwood, TN 37027-4600
(615) 373-9600

PLAN IDENTIFICATION NUMBER

Plan #506

PLAN SPONSOR IDENTIFICATION NUMBER

76-0137985

FUNDING AND ADMINISTRATION

The Plan is funded entirely by the Plan Sponsor.

Plan Administration is provided by TBG Financial, One Century Plaza, 2029 Century Park East, Suite 3720, Los Angeles, CA 90067.

AGENT FOR LEGAL PROCESS

Community Health Systems, Inc.
PO. Box 217 (Zip 37024-0217)
155 Franklin Road, Suite 400
Brentwood, TN 37027-4600
(615) 373-9600

PLAN YEAR

January 1 through December 31

PLAN'S FUTURE

Community Health Systems, Inc. intends to continue the Plan but reserves the right to terminate, change, withdraw, or suspend the Plan at any time subject to the Split Dollar Agreement, Death Benefit Only Agreement, Collateral Assignment and an agreement required to implement the Plan's provisions. Any such amendment or termination shall be adopted by formal action of the Company's Board of Directors.

Any action that effects the continuance of this Plan will not impact any deposits to participants accounts made before the action was taken.

APPENDIX

SUBSTANTIAL RISK OF FORFEITURE

Name:
Location:

I am a Participant in the CHS Supplemental Survivor Accumulation Plan (SSAP), which involves the purchase of a life insurance policy on my life. I will own the policy. CHS will pay premiums on the policy.

I recognize that CHS has the right to receive a portion of the policy's death proceeds if I die before any other termination of employment. CHS also retains a security interest in the cash value of the policy, resulting in a return of the policy's cash value to CHS if certain contingencies (described below) occur.

1.
Entire Cash Value.    I will be entitled to the entire cash value of the policy upon the occurrence of any of the following events:

•
I remain employed with CHS to age 65

•
My employment with CHS terminates for any of the following reasons:

—
My death

—
My disability (unable to perform the essential duties of my own occupation)
2.
Vested Portion of the Policy's Cash Value.    I will be entitled to the vested portion of the cash value of the policy upon my involuntary termination of employment without Cause, as that term is defined in the Supplemental Benefits Plan.

3.
Return of the Policy's Cash Value to CHS.    The policy's entire cash value will be returned to CHS if either of the following events occurs:

•
I voluntarily terminate employment prior to any event described in paragraph 1, or

•
I am involuntarily terminated for Cause

and I then violate the post-termination restrictions described below.

4.
Post-Termination Requirements.    If my employment ends for either of the reasons described in paragraph 3, CHS shall select either the noncompetition restrictions or the post-termination consulting requirements described below.

  (a) Noncompetition Restrictions:

    •
    These restrictions require that I not compete with CHS for 24 months following my termination of employment.

    •
    I will be in competition with CHS if I accept employment with, consult with or own more than 5% of another:

    —
    healthcare provider organization, whether taxable or tax-exempt

    —
    organization involved in the same business in which CHS or a subsidiary is involved which organization is located within 50 miles of the corporate headquarters, or from any CHS facility.

  (b) Post-Termination Consulting Requirements:

    •
    CHS will compensate me for such services on an hourly basis. The hourly rate is my final rate of base compensation.

    •
    The total hours of consulting required is 20% of what the total hours required would he if I were to earn the entire vested cash value by performing services at my final rate of total compensation.

      Example:    If my vested cash value were $10,000, and my final hourly rate of compensation were $50, then I would have to render 10 hours of service to CHS before receiving all rights to the cash value [($10,000/$50) × 20%].

    •
    The services required will be determined by CHS, who will reimburse me for reasonable expenses (including travel expenses) which I incur in rendering the services.

    •
    Required services may include activities such as:

    —
    attending on-site and off-site meetings on CHS's behalf

    —
    interviewing potential executive candidates

    —
    performing specific analysis commissioned by the Board or Senior Management training executives

    —
    gathering and analyzing industry and market data

    —
    locating potential acquisition targets

Date:	Signature:

RELEASE OF CLAIMS

In consideration of the Severance Benefits to be paid by Community Health Systems, Inc. (CHS), the undersigned, having opportunity to consult with legal counsel, agrees as follows:

1.
Waiver.    This Agreement and the accompanying Severance Benefits are a complete settlement of any and all causes of actions or claims that Employee has had in the past, now has, or may now have, in any way related to the Employee's employment and termination of employment with CHS or any of its subsidiaries or affiliates, including those granted pursuant to any federal, state or local employment laws or other requirements (including, but not limited to, causes of action or claiming out of the ADEA, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, or any similar federal or state statute) and all other claims including but not limited to defamation, intentional or negligent infliction of emotional distress, or breach of any implied covenant of good faith and fair dealing, breach of contract or wrongful termination and Employee hereby discharges CHS or any of its subsidiaries or affiliates, its past, present, and future officers, employees, directors, agents, and successors or assigns, except for claims related to benefit plans covered by ERISA and COBRA or any state insurance continuation statutes that may be applicable.

2.
Recision.    Employee understands that Employee may have a right to rescind this Release of Claims under applicable and federal laws. If Employee exercises any such right, all of CHS's obligations to Employee will immediately cease, and CHS will be entitled to recover any Severance Benefits previously paid. If Employee is 40 years of age or over, Employee is protected by the ADEA which entitles the Employee to 21 days to consider the terms of this Release.

ACCEPTED AND AGREED TO BY:

Employee Signature:
Date Signed:	20
Witness Signature:

QuickLinks

  Exhibit 10.20
TABLE OF CONTENTS
INTRODUCTION
SURVIVOR BENEFITS
POST-TERMINATION BENEFITS
SEVERANCE BENEFITS
GLOSSARY
ERISA INFORMATION
ADMINISTRATIVE INFORMATION
APPENDIX